Exhibit 99.1

PC Connection, Inc. Reports First Quarter 2014 Results

MERRIMACK, N.H.--(BUSINESS WIRE)--May 1, 2014--PC Connection, Inc. (NASDAQ: PCCC):

FIRST QUARTER SUMMARY:

Diluted EPS: $0.27, up 17.4% year over year
Net sales: $559.8 million, up 10.8% year over year
Cash increased to $64.9 million, from $42.5 million at 12/31/2013

PC Connection, Inc. (NASDAQ: PCCC), a national provider of a full range of information technology (IT) solutions to business, government, healthcare, and education markets, today announced results for the quarter ended March 31, 2014. Net sales for the first quarter of 2014 increased by 10.8% to $559.8 million, compared to $505.4 million for the first quarter of 2013. Net income for the quarter ended March 31, 2014 increased by 16.9% to $7.1 million, or $0.27 per diluted share, compared to net income of $6.1 million, or $0.23 per diluted share for the prior year quarter.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense (“Adjusted EBITDA”) totaled $69.5 million for the twelve months ended March 31, 2014, compared to $63.3 million for the twelve months ended March 31, 2013.

Quarterly Sales by Segment:

  Net sales for the SMB segment increased by 7.5% to $253.5 million in the first quarter of 2014, compared to the prior year quarter. Software, desktops, and notebooks experienced strong year-over-year sales growth.
  Net sales for the Large Account segment increased by 7.8% to $200.9 million in the first quarter of 2014, compared to the prior year quarter. Notebook and desktop sales were strong in this segment with an increase of 21.9% and 17.3%, respectively. Commercial sales, which consists of SMB and Large Account sales, increased by 7.7% from the prior year quarter.
  Net sales to government and education customers (Public Sector segment) increased by 26.4% year over year to $105.4 million, compared to the prior year quarter. Sales to state and local government and educational institutions increased by 28.8%, compared to the prior year quarter, while sales to the federal government increased by 20.2%. Sales to the federal government represented 5% of total Q1 2014 net sales.

Quarterly Sales by Product Mix:

  Notebook/tablet sales, the Company’s largest product category, increased by 29% year over year and accounted for 22% of net sales in the first quarter of 2014 compared to 19% of net sales in the prior year quarter. The expiration of Windows XP and increased demand for Chromebooks resulted in strong year-over-year growth in this category in all three of our sales segments.
  Desktop/Server, the Company’s second largest product category, increased by 21% year over year and accounted for 16% of net sales in the first quarter of 2014 compared to 15% of net sales in the prior year quarter. We experienced significant sales growth in both our SMB and Large Account segments in this product category.
  Software sales increased by 14% year over year and accounted for 15% of net sales in the first quarter of 2014 and 2013. We experienced strong growth in security, virtualization, office productivity, and operating system software.
  Net/com product sales increased by 8% year over year and accounted for 10% of net sales in the first quarter of 2014 and 2013. Our Public Sector segment achieved strong sales growth compared to the prior year quarter due to increased demand for integration of multiple types of mobile devices.

Overall gross profit dollars increased by $6.0 million, or 9.0%, in the first quarter of 2014, compared to the prior year quarter. Consolidated gross margin, as a percentage of net sales, decreased to 13.0% in the first quarter of 2014, compared to 13.2% in the prior year quarter as a result of increased demand in notebooks and desktops which generate relatively lower margins.

Total selling, general and administrative dollars increased in the first quarter of 2014 to $61.1 million from $56.7 million in the prior year quarter, but decreased as a percentage of net sales to 10.9% due to leveraging our fixed costs over higher net sales. As noted in previous releases, approximately $0.5 million of this increase in SG&A is due to depreciation expense related to the Customer Master Data Management software project that we recently placed into service. Also, variable SG&A increased year over year due to the higher levels of sales and gross profit achieved in the first quarter. We continue to invest in technical solution sales capabilities, including our Cloud Connection team, and expect SG&A expenses to rise accordingly. However, we are highly focused on improving efficiencies and streamlining wherever possible.

The Company generated significant cash flow during the quarter ended March 31, 2014. Total cash was $64.9 million at March 31, 2014, compared to $42.5 million at December 31, 2013. Our March 31, 2014 cash balance was higher than our December 31, 2013 balance due to seasonally lower working capital requirements. Days sales outstanding were 39 days at March 31, 2014, and inventory turns were 27 turns in the first quarter of 2014.

“We are pleased with PC Connection's strong results this quarter,” said Timothy McGrath, President and Chief Executive Officer. “Our long-term customer relationships allowed us to benefit from the Windows XP expiration, which drove significant refresh activity in categories such as notebooks and desktops. In addition, we increased technical solution sales, especially in software and networking, as we continued our transformation into higher value-added products and services. As a National Solutions Provider, our goal is to consistently invest in more complex solutions capabilities while delivering solid financial performance, and we were able to accomplish that in Q1 with our double-digit sales increase and 17% increase in earnings.” Mr. McGrath concluded, “We believe the team and the strategies we have in place position PC Connection well to gain market share and increase long-term shareholder value.”

Non-GAAP Financial Information

Adjusted EBITDA is a non-GAAP financial measure. This information is included to provide information with respect to the Company’s operating performance and earnings.

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, has three sales companies: PC Connection Sales Corporation, MoreDirect, Inc., and GovConnection, Inc., headquartered in Merrimack, NH; Boca Raton, FL; and Rockville, MD; respectively. All three companies can deliver custom-configured computer systems overnight from our ISO 9001:2008 certified technical configuration lab at our distribution center in Wilmington, OH. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (800-800-5555), the original business of PC Connection, Inc. serving primarily the small- and medium-sized business sector, is a rapid-response provider of IT products and services. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers and telesales specialists, catalogs, publications, and its website at www.pcconnection.com. This company also serves consumer and small office users and is, under its MacConnection brand (800-800-2222), one of Apple’s largest authorized online resellers at www.macconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, our cloud-based eProcurement system. Backed by over 500 technical certifications, MoreDirect’s team of engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

GovConnection, Inc. (800-800-0019) is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, publications, and online at www.govconnection.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to manage costs in response to fluctuations in revenue, and other risks that could cause actual results to differ materially from those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2013. More specifically, the statements in this release concerning the Company’s outlook for selling, general, and administrative expenses in 2014, the Company’s efforts in improving efficiencies and streamlining its business, the Company’s anticipated product growth categories, and other statements of a non-historical basis (including statements regarding areas of demand for the Company’s products, the Company’s ability to grow revenues, improve gross margins, increase market share, enhance long-term shareholder value, and increase earnings per share) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs, the ability of the Company to gain or maintain market share, and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company disclaims any obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended March 31,	2014		2013
(Amounts and shares in thousands, except		% of		% of	%
operating data, P/E ratio, and per share data)		Net Sales		Net Sales	Change

Operating Data:
Net sales	$559,760		$505,423		11%
Diluted earnings per share	$0.27		$0.23		17%

Gross margin	13.0%		13.2%
Operating margin	2.1%		2.0%
Return on equity (1)	11.6%		11.5%

Inventory turns	27		26
Days sales outstanding	39		40

Product Mix:
Notebook/Tablet	$121,947	22%	$94,311	19%	29%
Desktop/Server	92,396	16	76,204	15	21%
Software	85,908	15	75,213	15	14%
Net/Com Product	54,064	10	50,187	10	8%
Video, Imaging and Sound	48,749	9	43,706	8	12%
Printer and Printer Supplies	37,045	7	37,238	7	(1%)
Storage	28,653	5	30,301	6	(5%)
Memory and System Enhancement	16,557	3	13,223	3	25%
Accessory/Services/Other	74,441	13	85,040	17	(12%)
Total Net Sales	$559,760	100%	$505,423	100%	11%

Stock Performance Indicators:
Actual shares outstanding	26,206		26,071
Total book value per share	$12.48		$11.47
Tangible book value per share	$10.43		$9.37
Closing price	$20.32		$16.35
Market capitalization	$532,506		$426,261
Trailing price/earnings ratio	14.6		13.0
LTM Adjusted EBITDA (2)	$69,525		$63,291
Adjusted market capitalization/LTM Adjusted EBITDA (3)	6.7		5.8

(1) Based on last twelve months' net income.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended March 31,	2014		2013
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

SMB	$253,471	14.9%	$235,678	15.1%
Large Account	200,932	12.0	186,395	11.5
Public Sector	105,357	10.5	83,350	11.9
Total	$559,760	13.0%	$505,423	13.2%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended March 31,		2014		2013
(amounts in thousands, except per share data)		Amount	% of Net Sales	Amount	% of Net Sales

Net sales		$559,760	100.0%	$505,423	100.0%
Cost of sales		486,913	87.0	438,585	86.8
Gross profit		72,847	13.0	66,838	13.2

Selling, general and administrative expenses		61,101	10.9	56,713	11.2
Income from operations		11,746	2.1	10,125	2.0

Interest/other expense, net		(10)	-	(50)	-
Income tax provision		(4,605)	(0.8)	(3,977)	(0.8)
Net income		$7,131	1.3%	$6,098	1.2%

Earnings per common share:
Basic		$0.27		$0.23
Diluted		$0.27		$0.23

Shares used in computation of earnings per common share:
Basic		26,202		25,998
Diluted		26,485		26,272

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

(amounts in thousands)	Three Months Ended March 31,			LTM Ended March 31, (1)
	2014	2013	% Change	2014	2013	% Change
Net income	$7,131	$6,098		$36,715	$33,694
Depreciation and amortization	2,077	1,627		7,539	6,964
Income tax expense	4,605	3,977		24,193	21,816
Interest/other expense, net	10	50		109	221
EBITDA	13,823	11,752		68,556	62,695
Stock-based compensation	159	148		969	596
Adjusted EBITDA	$13,982	$11,900	17%	$69,525	$63,291	10%

(1) LTM: Last twelve months

	March 31,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2014	2013
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$64,881	$42,547
Accounts receivable, net	260,853	283,051
Inventories	71,419	79,141
Deferred income taxes	6,382	6,382
Prepaid expenses and other current assets	5,056	5,117
Income taxes receivable	-	2,256
Total current assets	408,591	418,494
Property and equipment, net	27,228	27,600
Goodwill	51,276	51,276
Other intangibles, net	2,629	2,854
Other assets	692	720
Total Assets	$490,416	$500,944

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$109,639	$124,821
Accrued expenses and other liabilities	20,811	22,362
Accrued payroll	14,005	14,935
Total current liabilities	144,455	162,118
Deferred income taxes	16,288	16,224
Other liabilities	2,538	2,773
Total Liabilities	163,281	181,115
Stockholders’ Equity:
Common stock	281	281
Additional paid-in capital	105,107	104,932
Retained earnings	237,609	230,478
Treasury stock at cost	(15,862)	(15,862)
Total Stockholders’ Equity	327,135	319,829
Total Liabilities and Stockholders’ Equity	$490,416	$500,944

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31,	2014	2013
(amounts in thousands)
Cash Flows from Operating Activities:
Net income	$7,131	$6,098
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,077	1,627
Stock-based compensation expense	159	148
Provision for doubtful accounts	128	202
Deferred income taxes	64	(111)
Excess tax benefit from exercise of equity awards	(34)	(216)
Loss on disposal of fixed assets	-	5
Income tax benefit from stock-based compensation	-	155

Changes in assets and liabilities:
Accounts receivable	22,070	30,826
Inventories	7,722	10,044
Prepaid expenses and other current assets	2,317	(970)
Other non-current assets	28	11
Accounts payable	(15,205)	(31,605)
Accrued expenses and other liabilities	(2,682)	2,817
Net cash provided by operating activities	23,775	19,031

Cash Flows from Investing Activities:
Purchases of equipment	(1,466)	(1,745)
Proceeds from sale of equipment	9	-
Net cash used for investing activities	(1,457)	(1,745)

Cash Flows from Financing Activities:
Excess tax benefit from exercise of equity awards	34	216
Exercise of stock options	16	1,380
Shares withheld for taxes paid on stock awards	(34)	-
Repayment of capital lease obligation to affiliate	-	(260)
Net cash provided by financing activities	16	1,336
Increase in cash and cash equivalents	22,334	18,622
Cash and cash equivalents, beginning of period	42,547	39,907
Cash and cash equivalents, end of period	$64,881	$58,529

Non-cash Investing Activities:
Accrued capital expenditures	$358	$356

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CONTACT:
PC Connection, Inc.
Joseph Driscoll, 603-683-2322
Senior Vice President, Treasurer and Chief Financial Officer